Exhibit 99.1

May 29, 2019

Air T, Inc. Announces Record Date and Proposed Distribution Date for Distribution of Alpha Income Preferred Securities and Warrants to Holders of its Common Stock and 50% Common Stock Dividend

by AIRT | May 29, 2019 | Press Release

DENVER, N.C., May 29, 2019 — Air T, Inc. (NASDAQ: AIRT) ("Air T") announced today the record date and proposed distribution date for its issuance and distribution of $4 million in face value of a new 8% fixed income security, Alpha Income Preferred (AIP), pro rata to existing holders of Air T common stock. The record date for the distribution (the “Record Date”) will be Tuesday, June 4, 2019, and the proposed distribution date will be Friday, June 7, 2019 at 5:00 p.m. Eastern time. The 8% AIP will be preferred securities of Air T Funding, a subsidiary trust formed by Air T. Concurrently, Air T stockholders as of the Record Date will also receive warrants (the “Warrants”) to purchase up to an additional $21 million in face value of 8% AIP at an exercise price equal to 96% of face value, exercisable for up to one year. If the Warrants are all exercised, there will be $25 million in face amount of 8% AIP outstanding. Air T currently expects that the AIP and the Warrants will be listed for trading upon issuance on the NASDAQ Global Market under the symbols “AIRTP” and “AIRTW,” respectively.

Concurrently with the distribution of these new securities, Air T will effect a 50% common stock dividend (equivalent to a three-for-two stock split) to holders of record of the common stock as of the Record Date. Based on the proposed distribution date of June 7, 2019, Air T’s common stock will commence trading on the NASDAQ Global Market effective with the opening of trading on Monday, June 10, 2019. The common stock currently trades on the NASDAQ Capital Market. The common stock will continue to trade under the symbol “AIRT.”

The proposed offering will be made only by means of a prospectus. Copies of the preliminary prospectus relating to the proposed offering, which is included in Air T’s registration statement on Form S-1 (File Nos. 333-228485 and 333-228485-01) may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus, when available, may be obtained for free from Katrina Philp, Chief of Staff, Air T, Inc., telephone (612) 405-5896, email kphilp@airt.net.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT AIR T, INC.

Established in 1980, AIR T, INC. is a powerful portfolio of businesses and financial assets, each of which operate independently yet interrelatedly. The Company’s four core segments are: overnight air cargo, aviation ground support equipment manufacturing, aviation ground support maintenance services, and commercial aircraft asset management and logistics. Our ownership interests are designed to expand, strengthen and diversify AIR T, INC.’s cash earnings power. Our goal is to build on AIR T, INC.’s core businesses, and when appropriate, to expand into adjacent and other industries that we believe fit into the AIR T, INC. portfolio.

Forward-Looking Statements

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including, but not limited to, the risk that contracts with major customers will be terminated or not extended, future economic conditions and their impact on the Company’s customers, the Company’s ability to recover on its investments, including its investments in Delphax and other recently acquired companies, the timing and amounts of future orders under the Company’s Global Ground Support subsidiary’s contract with the United States Air Force, and risks and uncertainties related to business acquisitions, including the ability to successfully achieve the anticipated benefits of the acquisitions, inflation rates, competition, changes in technology or government regulation, information technology disruptions, and the impact of future terrorist activities in the United States and abroad. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. The Company is under no obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Air T, Inc.